Long Blockchain Announces Stockholder Update; Executes on Milestones, Positions for Fintech-Distributed Ledger Technology Leadership

Farmingdale, New York, April 19, 2018 – Long Blockchain Corp. (OTCPink: LBCC) (the “Company” or “LBCC”) made available today an update letter to stockholders. The full text of the letter is set forth below.

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Dear Stockholders of Long Blockchain Corp.:

Long Blockchain Corp. (“LBCC,” “we,” “us” or the “Company”) has made rapid progress in its corporate transition with appointments of experienced financial technology (“fintech”) professionals and blockchain innovators, the agreement to acquire a distributed ledger technology (“DLT” or “blockchain”) solutions developer, and strategic investments in an established micro-lender and UK broker dealer. We believe these developments position the Company to establish a competitive footing in the fintech-DLT segment.

We are working on establishing LBCC as a blockchain technology leader through our planned acquisition of Hashcove Limited (“Hashcove”) and our recent investments in TSLC PTE Ltd., the parent of digital money and short-term financial product provider CASHe, and blockchain innovator Stater Blockchain Limited (“Stater”), all of which are discussed in detail below. We believe these are exciting opportunities and we look forward to providing ongoing updates as we drive these investments forward. We believe the change in our corporate strategy offers the opportunity to generate and deliver long-term value to our stockholders that will set us on a path to an incredible future.

New Leadership

LBCC recognizes that leadership and a Board of Directors with deep expertise in technology is essential to its success.

The LBCC team is headed by CEO Shamyl Malik, a veteran financial technology executive who has served as Global Head of Trading at Voltaire Capital, Head of FX Electronic Trading at Morgan Stanley and Head of Electronic Market Making for Emerging Markets and Precious Metals in the Capital Markets Division at Citibank.

Independent Director Loretta Joseph has spent over 25 years in global financial services. A blockchain and technology advisor to companies, organizations and governments, she has held senior positions at investment banks across Asia and India, including RBS, Macquarie Group, Deutsche Bank, Credit Suisse and Elara Capital, where she was responsible for managing multiple asset classes and emerging markets environments. Ms. Joseph serves as the Chair of the Advisory Board of ADCCA (Australian Digital Currency and Commerce Association), an advocacy group dedicated to ensuring the responsible adoption of blockchain regulation. She received FinTech Australia’s “FinTech Leader of 2017” and “Female Leader of 2016” awards.

Independent Director Som Ghosh is a blockchain technology entrepreneur with 11+ years in technology and computing, with applications in investment banking, asset management, algorithmic trading and cryptocurrency, health and wellness. He was previously the co-founder and Chief Technology Officer of London-based health tech start-up Earthmiles. Prior to that, Mr. Ghosh worked in quantitative trading and structuring roles at Deutsche Bank, UBS and Societe Generale in Hong Kong and London.

Independent Director Ramy Soliman has been the most recent addition to the board of directors. Mr. Soliman set up Stater having spotted a gap in the market for a high-quality credit intermediation, liquidity and technology solution for institutional clients. His extensive experience in the Financial Services sector, predominantly in FX, has been key to shaping and delivering Stater’s offering. Mr. Soliman joined IG in 2005 and quickly worked his way up the ranks before taking on a role at Citi, within the successful Margin FX desk. After 5 years at Citi, he was offered a role at Integral Development Corp. where he served as Vice President, EMEA Sales.

Additionally, Kunal Nandwani, Hashcove’s Chief Executive Officer, recently joined our blockchain Strategy Committee and upon consummation of the transaction with Hashcove, will become an executive officer and director of the Company. Mr. Nandwani has been working on blockchain since early 2016. He is a consultant to the Indian Finance Ministry for policy making on various Fintech subjects including algorithmic trading and blockchain. Mr. Nandwani also co-founded uTrade Solutions, a product firm which offers trading, algorithmic and risk platforms in more than 10 countries. Previously, Mr. Nandwani worked at Lehman Brothers, Nomura & BNP Paribas in London. Mr. Nandwani also runs an angel network in India and is an advisor to the Indian commerce ministry on Artificial Intelligence.

We also will seek to leverage the resources and experience of the management teams of CASHe and Stater, as they are already collaborating and participating in the blockchain industry. These minority investments provide us with first-hand experience and knowledge which we believe will help to enable future technological developments, as well as create exposure to a number of diversified touchpoints into potential revenue streams derived from blockchain sources.

Acquisition Underway

LBCC’s future as a high-value, high-margin blockchain company will be driven largely by the Company’s ability to develop and customize solutions that address problems inherent in current fintech technology. To this end, on March 15, 2018, LBCC announced that it entered into an agreement to acquire all the outstanding shares of Hashcove, a UK-based company focused on developing and deploying globally scalable distributed ledger technology solutions.

Hashcove is in the process of building the global platforms that are leveraging and driving the latest trends in fintech, including encrypted identity solutions, crypto-exchanges and wallets, digital information platforms, smart contracts for initial coin offerings (ICOs) and other related blockchain applications. Specific planned products of Hashcove include:

●	Know Your Customer (KYC) blockchain: a KYC platform with mobile and web-driven interface for clients to upload their documents and share them securely with any institutions, primarily for KYC purposes. Institutions can also contribute back to the data of the users based on permissions.

●	Crypto wallet: a secure digital wallet used to store, send and receive cryptocurrencies like Bitcoins and Ethers. Hashcove will offer a wide range of solutions in developing multi-cryptocurrency wallets, with the most advanced security features, for web and mobile users.

●	Smart contracts: self-executing protocols that facilitate, verify or enforce any trigger-based actions. Smart contracts are stored on the blockchain, which are decentralized and transparent, and therefore everyone can trust. Hashcove will offer smart contract development, used for tokenization. Hashcove will also provide consultancy, security audits, ICO smart contracts for tokenizations and other smart contract related services.

●	Crypto exchange: allows users to convert and trade their cryptocurrencies with other cryptocurrencies and fiat currencies. The exchange provides web and mobile front ends, matching engine, liquidity management, connectivity to native crypto exchange blockchains, market data and order execution APIs. The exchange can be centralized, decentralized or hybrid.

Assuming consummation of the transaction with Hashcove, we intend to seek to build decentralized blockchain applications for clients around the globe, across industries, for uses varying from peer-to-peer lending, healthcare and education.

Strategic Investments

In March 2018, LBCC announced that it closed a strategic investment in TSLC Pte. Ltd., the parent company of CASHe, a leading provider of digital money and short-term financial products in India. TSLC also owns all the intellectual property developed by CASHe and has the worldwide rights outside of India to the application of its intellectual property for its lending and money transfer platform.

CASHe provides short-term digital lending for between 15 and 90 days to young professionals who lack access to personal loans. It does not judge applicants using a traditional credit history, so it does not matter if they have never had a credit card. Instead, the business uses social data to provide instant credit ratings that result in collateral-free loans. Access to urgent cash and the ease of borrowing are significant differentiators, especially considering that the Millennial generation prefers to transact digitally after growing up with technology and a phone in their hand.

Currently, CASHe charges annualized rates of between 30% and 36% on disbursed loans. Borrowers with a better ‘social loan quotient’ can receive rates as low as 15% and double their CASHe borrowing power.

CASHe has 10,000 repeat customers and disburses loans valued at 20 Lakh or approximately $1.5 million USD per day. Despite offering above-market interest rates, the delinquency rate for CASHe is less than 2%, which is significantly better than industry average. It is expected to drop below 1% once a new social media quotient goes live on the platform.

Also in March 2018, LBCC acquired a minority stake in Stater, which is developing decentralized applications for the foreign exchange market and is the parent company of Stater Global Markets, a UK regulated brokerage that facilitates market access across multiple instruments including spot FX, digital currency futures, commodities, equities and contracts for difference (CFDs).

We will seek to leverage our investment in Stater to help Hashcove cross market and diversify its products and offerings, and will seek to leverage our investment in TSLC to diversify our distribution base for blockchain-based products. Stater and TSLC offer us entry ways to very different segments of the financial services market but that still have a need for blockchain-based products. We believe this will allow Hashcove’s technology to service the full spectrum of customer segments and hopefully lead to additional avenues for its products.

Common Stock Listing

On April 10, 2018, LBCC was notified that the Hearings Panel of The Nasdaq Stock Market LLC (“Nasdaq”) had determined to uphold the previously announced delisting of LBCC’s common stock from Nasdaq. As a result, trading of LBCC’s shares was suspended on Nasdaq on April 12, 2018 and the common stock became eligible for trading and quotation on the Pink Current Information tier operated by the OTC Markets Group Inc. LBCC’s trading symbol was unaffected. While we were disappointed by this determination, it does not diminish the focus of LBCC’s efforts to become a leader in Blockchain technology as described above. The Company intends to apply for its common stock to be quoted and traded on the OTCQB Market and LBCC’s Board of Directors will continue to evaluate options to maximize the value of the Company’s assets.

Beverage Business

On February 20, 2018, the LBCC Board of Directors approved management’s recommendation to pursue a spin-off of the Company’s existing beverage subsidiary, Long Island Brand Beverages LLC. The Company is aiming to structure and complete the proposed spin-off during the third quarter of 2018.

We have many long-term investors in our wholly owned beverage subsidiary, which has continued to grow its market share in the United States, Canada and Latin America. We are grateful for your support and proud that our sales have increased in each of the last five years. To better leverage this top line growth, we have initiated a series of actions to improve the cash flow profile and efficiency of this business. On behalf of the management team and Board of Directors, I again thank you for your support and look forward to keeping you apprised of our progress.

Our Outlook

We remain mindful of the obligations associated with our public company status, and one of our abiding priorities is to maintain a professional profile with high standards of integrity. While trading in our shares may be volatile due to factors outside our control, we prefer to be judged over time against more traditional measures, including how we execute against our new fintech strategy and the associated scale we hope to achieve. Our early successes will help define LBCC’s future and generate the long-term value that our stockholders expect and deserve from their investment.

On behalf of the Board of Directors,

Shamyl Malik, CEO & Director

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About Long Blockchain Corp.

Long Blockchain Corp. is focused on developing and investing in globally scalable blockchain-based financial technology solutions. It is dedicated to becoming a significant participant in the evolution of blockchain technology that creates long-term value for its shareholders and the global community by investing in and developing businesses that are “on-chain”. Blockchain technology is fundamentally changing the way people and businesses transact, and the Company will strive to be at the forefront of this dynamic industry, actively pursuing opportunities. For more information on the Company, please visit www.longblockchain.com.

For further information:

Shamyl Malik

Long Blockchain Corp.

1-855-452-LBCC

info@longblockchain.com

Forward Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of the Company’s business strategies and its expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements include any statement that does not directly relate to a historical or current fact. You can also identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to uncertainties, risks and factors relating to its operations and business environments, all of which are difficult to predict and many of which are beyond its control, that could cause its actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include the Company’s history of losses and expectation of further losses, its ability to complete planned acquisitions, its ability to expand its operations into blockchain technologies, its ability to successfully develop and commercialize blockchain solutions, its ability to develop or acquire new brands, the success of its marketing activities, the effect of competition in its industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described in the reports the Company files with the Securities and Exchange Commission, including but not limited to the discussions contained under the caption “Risk Factors.” When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports the Company files with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and the Company cannot predict those events or how they may affect it. The Company assumes no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.